2Q19 Earnings Release	June 30, 2019

FOR IMMEDIATE RELEASE
July 31, 2019
For more information contact:
John Goodey (419) 247-2800
Welltower Reports Second Quarter 2019 Results
Toledo, Ohio, July 31, 2019…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2019.
Quarterly Highlights

•
Reported net income attributable to common stockholders of $0.34 per diluted share and normalized FFO attributable to common stockholders of $1.05 per diluted share compared to $1.00 per diluted share in 2018, representing 5% normalized FFO growth

•	Grew total portfolio SSNOI by 3.1%, driven by consistent performance across all property types

•	Completed $2.4 billion of pro rata acquisitions across eight separate transactions at a blended yield of 5.4% and $152 million in development funding with an expected stabilized yield of 7.2%

•	Completed the sale of the Benchmark Senior Living portfolio for a $1.8 billion gross sale price subsequent to quarter end

•	Issued seventh annual Corporate Social Responsibility Report and also named a 2019 Energy Star Partner of the Year by the U.S. Environmental Protection Agency

"Our outperformance this quarter is yet another example of how Welltower's differentiated strategy and asset quality is delivering growth for our shareholders," commented Thomas J. DeRosa, Chairman and CEO. "Once again, Welltower was able to elevate the quality of our health care real estate portfolio by recycling out of legacy assets and operators in order to capitalize a next generation health care real estate platform that will deliver sustainable growth for years to come."
Capital Activity On June 30, 2019, we had $269 million of cash and cash equivalents and $1.1 billion of available borrowing capacity under our unsecured revolving credit facility. During the second quarter, we sold 3.7 million shares of common stock under our ATM and DRIP programs, through both cash settle and forward sale agreements, at an initial weighted average price of $80.28 per share, generating expected gross proceeds of approximately $295 million.
In May, we entered into a $1.0 billion unsecured term loan facility to bridge the funding of the CNL Healthcare Properties acquisition with proceeds from the Benchmark Senior Living portfolio disposition, maintaining capacity to borrow under our revolving credit facility. The bridge facility was subsequently extinguished in July 2019 with proceeds from the disposition of the Benchmark Senior Living portfolio. As of July 30, 2019 we had approximately $340 million of cash and cash equivalents and $1.7 billion of available borrowing capacity under our unsecured revolving credit facility, bringing leverage back in-line with 2019 guidance.
Dividend The Board of Directors declared a cash dividend for the quarter ended June 30, 2019 of $0.87 per share. On August 22, 2019, we will pay our 193rd consecutive quarterly cash dividend to stockholders of record on August 15, 2019. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity We continue to leverage our extensive industry relationships to drive acquisition volume and recycle non-core real estate into new investments that are accretive to the quality of our operator and real estate portfolios and will drive future cash flow growth. In the second quarter, we completed $2.6 billion of pro rata gross investments including $2.4 billion in acquisitions across eight separate transactions at a blended yield of 5.4% and $152 million in development funding with an expected stable yield of 7.2%. Also during the quarter, we completed dispositions of $14 million at a 4.4% yield.
Notable Investments and Transitions
CNL Healthcare Properties As previously announced, we acquired a 100% interest in a 55-property, Class-A medical office portfolio for $1.25 billion. The 94% occupied portfolio totals 3.3 million rentable square feet.
Balfour Senior Living We formed a new RIDEA relationship with Denver, Colorado-based Balfour Senior Living, a premier operator of luxury independent, assisted living and memory care communities. We acquired a six-community portfolio, including Balfour's 203-unit flagship community, Riverfront Park, located in Downtown Denver. The portfolio was acquired for a pro rata investment amount of $293 million. Furthermore, as part of this transaction, Welltower gained exclusivity on Balfour's future acquisitions and development pipeline, as well as an option to acquire up to a 34.9% interest in the management company.
Sunrise Senior Living We expanded our relationship with Sunrise by purchasing the remaining 66% interest for $218 million in five purpose-built, private-pay seniors housing properties developed and managed by Sunrise. Welltower previously funded 34% of the

2Q19 Earnings Release	June 30, 2019

development cost for the communities through an ongoing development joint venture with Sunrise. The communities opened in 2017 and 2018 and are located in the San Francisco, San Diego and Washington D.C. MSAs. Our total investment in the portfolio is $285 million.
Discovery Senior Living We expanded our relationship with Discovery via an off-market acquisition of three combination seniors housing communities in in-fill locations within their respective markets in the Dallas/Fort Worth and San Antonio MSAs. The three communities were acquired through the formation of a 97.5% owned joint venture at a pro rata investment amount of $211 million, which equates to $280,610 per unit. Further, as part of this transaction, Welltower gained exclusivity on Discovery's future development pipeline.
Clover Management We formed a new joint venture partnership with Buffalo, New York-based Clover Management, a premier owner and operator of senior communities throughout the Northeast and Midwest regions of the United States. We acquired a total of 32 communities including four properties under development for pro rata investment of $343 million.
Silverado Senior Living Restructure At the end of the quarter, we transitioned 20 properties to a newly formed RIDEA joint venture with Frontier Management, an Oregon-based premier operator of high acuity assisted living and memory care communities throughout the United States. This transaction increases our total properties with Frontier to 26. We also transitioned 11 California-based RIDEA Silverado Senior Living assets to a triple-net lease with Silverado that has an initial 10-year term.
Post Quarter Activity
Benchmark Senior Living In July, we sold our Benchmark Senior Living portfolio for a gross $1.8 billion sale price, with potential to receive an additional $50 million in earnout proceeds subject to certain future sale hurdles. The 4,137 unit seniors housing operating portfolio consists of 48 assisted living properties located in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. The portfolio had $24 million of secured debt that was extinguished at closing.
Summit Medical Group In July, we expanded on our relationship with Summit Medical Group by entering into a definitive purchase agreement to acquire a 43-acre medical campus encompassing 270,000 square feet across 6 buildings in Berkeley Heights, New Jersey for $140 million. The medical campus will be master leased by Summit Medical Group under a new 20-year, absolute net lease. Subject to customary closing conditions, the sale is expected to close in the third quarter of 2019. Upon closing, our total footprint leased to Summit Medical Group will be over 500,000 square feet.
Outlook for 2019 Net income attributable to common stockholders guidance has been revised to a range of $3.33 to $3.43 per diluted share from the previous range of $2.62 to $2.77 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization. We are tightening our previously announced 2019 normalized FFO attributable to common stockholders guidance to $4.10 to $4.20 per diluted share from the previous range of $4.10 to $4.25. In preparing our guidance, we have updated or confirmed the following assumptions:

•	Same Store NOI: We are increasing average blended SSNOI growth guidance from 1.25%-2.25% to 2.0%-2.5%.

•	General and administrative expenses: We anticipate annual general and administrative expenses of approximately $130 million to $135 million, including $25 million of stock-based compensation.

•	Acquisitions: 2019 earnings guidance includes only acquisitions closed or announced year to date.

•	Development: We anticipate funding approximately $330 million of additional development in 2019 relating to projects underway on June 30, 2019.

•
Dispositions: We are increasing 2019 expected disposition proceeds from $1.4 billion at a blended yield of 6.2% to $3.1 billion at a blended yield of 6.3%. This includes approximately $641 million of proceeds from dispositions completed to date and $2.5 billion of incremental proceeds from other property sales and loan payoffs.

Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and the Exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2019 outlook and assumptions on the second quarter 2019 conference call.
Conference Call Information We have scheduled a conference call on Thursday, August 1, 2019 at 9:00 a.m. Eastern Time to discuss our second quarter 2019 results, industry trends, portfolio performance and outlook for 2019. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 15, 2019. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international). The conference ID number is 1696689. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), net operating income (NOI) and same store NOI (SSNOI) to be useful supplemental measures of our

2Q19 Earnings Release	June 30, 2019

operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except Seniors Housing Triple-net to Seniors Housing Operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2019, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor

2Q19 Earnings Release	June 30, 2019

such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q19 Earnings Release	June 30, 2019

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2019	2018
Assets
Real estate investments:
Land and land improvements	$3,337,234	$2,746,046
Buildings and improvements	28,691,274	25,443,106
Acquired lease intangibles	1,589,138	1,534,755
Real property held for sale, net of accumulated depreciation	1,704,206	547,321
Construction in progress	363,160	200,569
Less accumulated depreciation and intangible amortization	(5,539,435)	(5,113,928)
Net real property owned	30,145,577	25,357,869
Right of use assets, net	550,342	—
Real estate loans receivable, net of allowance	368,994	381,095
Net real estate investments	31,064,913	25,738,964
Other assets:
Investments in unconsolidated entities	519,387	450,027
Goodwill	68,321	68,321
Cash and cash equivalents	268,666	215,120
Restricted cash	91,052	57,263
Straight-line rent receivable	419,501	367,358
Receivables and other assets	716,857	721,929
Total other assets	2,083,784	1,880,018
Total assets	$33,148,697	$27,618,982

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$1,869,188	$540,000
Senior unsecured notes	10,606,106	8,373,774
Secured debt	2,675,507	2,450,483
Lease liabilities	469,029	71,302
Accrued expenses and other liabilities	1,076,061	984,779
Total liabilities	16,695,891	12,420,338
Redeemable noncontrolling interests	483,234	398,157
Equity:
Preferred stock	—	718,498
Common stock	406,014	372,801
Capital in excess of par value	19,740,145	17,661,384
Treasury stock	(74,042)	(68,661)
Cumulative net income	6,539,766	5,932,035
Cumulative dividends	(11,516,994)	(10,142,162)
Accumulated other comprehensive income	(100,622)	(132,631)
Other equity	188	659
Total Welltower Inc. stockholders’ equity	14,994,455	14,341,923
Noncontrolling interests	975,117	458,564
Total equity	15,969,572	14,800,487
Total liabilities and equity	$33,148,697	$27,618,982

2Q19 Earnings Release	June 30, 2019

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2019	2018	2019	2018
	Revenues:
	Resident fees and service	$914,085	$763,345	$1,782,370	$1,499,279
	Rental income	385,586	333,601	766,670	676,970
	Interest income	17,356	13,462	32,475	28,110
	Other income	3,079	15,504	10,836	18,518
	Total revenues	1,320,106	1,125,912	2,592,351	2,222,877
	Expenses:
	Property operating expenses	701,127	568,751	1,371,934	1,125,216
	Depreciation and amortization	248,052	236,275	491,984	464,476
	Interest expense	141,336	121,416	286,568	244,191
	General and administrative expenses	33,741	32,831	69,023	66,536
	Loss (gain) on derivatives and financial instruments, net	1,913	(7,460)	(574)	(14,633)
	Loss (gain) on extinguishment of debt, net	—	299	15,719	12,006
	Provision for loan losses	—	—	18,690	—
	Impairment of assets	9,939	4,632	9,939	32,817
	Other expenses	21,628	10,058	30,384	13,770
	Total expenses	1,157,736	966,802	2,293,667	1,944,379
	Income (loss) from continuing operations before income taxes
	and other items	162,370	159,110	298,684	278,498
	Income tax (expense) benefit	(1,599)	(3,841)	(3,821)	(5,429)
	Income (loss) from unconsolidated entities	(9,049)	1,249	(18,248)	(1,180)
	Gain (loss) on real estate dispositions, net	(1,682)	10,755	165,727	348,939
	Income (loss) from continuing operations	150,040	167,273	442,342	620,828

	Net income (loss)	150,040	167,273	442,342	620,828
Less:	Preferred dividends	—	11,676	—	23,352
	Net income (loss) attributable to noncontrolling interests	12,278	1,165	24,110	5,373
	Net income (loss) attributable to common stockholders	$137,762	$154,432	$418,232	$592,103
	Average number of common shares outstanding:
	Basic	404,607	371,640	398,073	371,552
	Diluted	406,673	373,075	400,096	373,186
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.34	$0.42	$1.05	$1.59
	Diluted	$0.34	$0.41	$1.05	$1.59
	Common dividends per share	$0.87	$0.87	$1.74	$1.74

2Q19 Earnings Release	June 30, 2019

Outlook reconciliations: Year Ending December 31, 2019				Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,060	$1,121	$1,348	$1,388
Impairments and losses (gains) on real estate dispositions, net(1,2)	(453)	(453)	(764)	(764)
Depreciation and amortization(1)	1,008	1,008	1,000	1,000
NAREIT FFO attributable to common stockholders	1,615	1,676	1,584	1,624
Normalizing items, net(1,3)	41	41	77	77
Normalized FFO attributable to common stockholders	$1,656	$1,717	$1,661	$1,701

Per share data attributable to common stockholders:
Net income	$2.62	$2.77	$3.33	$3.43
NAREIT FFO	$4.00	$4.15	$3.91	$4.01
Normalized FFO	$4.10	$4.25	$4.10	$4.20

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(83)	$(83)	$(92)	$(92)
Non-cash interest expenses	22	22	18	18
Recurring cap-ex, tenant improvements, and lease commissions	(125)	(125)	(127)	(127)
Stock-based compensation	26	26	25	25

Note : (1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019		2018	2019	2018
Loss (gain) on derivatives and financial instruments, net	$1,913	(1)	$(7,460)	$(574)	$(14,633)
Loss (gain) on extinguishment of debt, net	—		299	15,719	12,006
Provision for loan losses	—		—	18,690	—
Incremental stock-based compensation expense	—		—	—	3,552
Other expenses	21,628	(2)	10,058	30,384	13,770
Additional other income	—		(10,805)	—	(10,805)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	12,575	(3)	1,039	13,079	4,209
Net normalizing items	$36,116		$(6,869)	$77,298	$8,099

Average diluted common shares outstanding	406,673		373,075	400,096	373,186
Net normalizing items per diluted share	$0.09		$(0.02)	$0.19	$0.02

Note: (1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to non-capitalizable transaction costs, costs associated with operator transitions and costs related to the departure of an executive officer.
(3) Primarily related to non-capitalizable transaction costs and costs associated with operator transitions in joint ventures.

2Q19 Earnings Release	June 30, 2019

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$137,762	$154,432	$418,232	$592,103
Depreciation and amortization	248,052	236,275	491,984	464,476
Impairments and losses (gains) on real estate dispositions, net	11,621	(6,123)	(155,788)	(316,122)
Noncontrolling interests(1)	(18,889)	(17,692)	(36,649)	(34,045)
Unconsolidated entities(2)	11,475	11,833	30,625	25,533
NAREIT FFO attributable to common stockholders	390,021	378,725	748,404	731,945
Normalizing items, net(3)	36,116	(6,869)	77,298	8,099
Normalized FFO attributable to common stockholders	$426,137	$371,856	$825,702	$740,044

Average diluted common shares outstanding	406,673	373,075	400,096	373,186

Per share data attributable to common stockholders:
Net income (loss)	$0.34	$0.41	$1.05	$1.59
NAREIT FFO	$0.96	$1.02	$1.87	$1.96
Normalized FFO	$1.05	$1.00	$2.06	$1.98

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87	$1.74	$1.74
Normalized FFO attributable to common stockholders per share	$1.05	$1.00	$2.06	$1.98
Normalized FFO payout ratio	83%	87%	84%	88%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(24,306)	$(12,447)	$(48,066)	$(29,776)
Non-cash interest expenses	1,390	2,416	7,290	7,240
Recurring cap-ex, tenant improvements, and lease commissions	(28,803)	(15,869)	(50,219)	(34,266)
Stock-based compensation(5)	6,403	5,167	13,932	12,265

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).

2Q19 Earnings Release	June 30, 2019

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	June 30,
	2019	2018	% growth
Net income (loss)	$150,040	$167,273
Loss (gain) on real estate dispositions, net	1,682	(10,755)
Loss (income) from unconsolidated entities	9,049	(1,249)
Income tax expense (benefit)	1,599	3,841
Other expenses	21,628	10,058
Impairment of assets	9,939	4,632
Loss (gain) on extinguishment of debt, net	—	299
Loss (gain) on derivatives and financial instruments, net	1,913	(7,460)
General and administrative expenses	33,741	32,831
Depreciation and amortization	248,052	236,275
Interest expense	141,336	121,416
Consolidated NOI	618,979	557,161
NOI attributable to unconsolidated investments	21,518	21,725
NOI attributable to noncontrolling interests	(42,559)	(30,962)
Pro rata NOI	597,938	547,924
Non-cash NOI attributable to same store properties	(8,566)	(8,459)
NOI attributable to non-same store properties	(174,240)	(143,359)
Currency and ownership adjustments(1)	2,100	(2,703)
Other adjustments(2)	488	11,855
Same Store NOI (SSNOI)	$417,720	$405,258	3.1%

Seniors Housing Operating	202,852	196,333	3.3%
Seniors Housing Triple-net	88,230	85,070	3.7%
Outpatient Medical	85,487	83,529	2.3%
Long-Term/Post-Acute Care	41,151	40,326	2.0%
Total SSNOI	$417,720	$405,258	3.1%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(2) Includes other adjustments described in the accompanying Supplement.